Exhibit 32.2

Written Statement of the Chief Financial Officer

Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Managing Director and Chief Financial Officer of Regency Centers Corporation, the general partner of Regency Centers, L.P. (the “Partnership”), hereby certify, based on my knowledge, that the Annual Report on Form 10-K of the Partnership for the year ended December 31, 2006 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Partnership.

Date: February 27, 2007

/s/ Bruce M. Johnson
Bruce M. Johnson
Chief Financial Officer of Regency Centers Corporation, general partner of registrant